UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 9, 2009

Loreto Resources Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-1380412	20-5308449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Av. Pardo y Aliaga 699 Of. 802
Lima 27, Peru

(Address of principal executive offices) (Zip Code)

+011 (511) 212-1880

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Principal Officers; Appointment of Principal Officers

(b) Effective March 9, 2009, Magdalena Cruz resigned from her position as Chief Financial Officer of the Loreto Resources Corp. (the “Company”).  Ms. Cruz’s resignation from this position did not result from any disagreement between her and the Company

(c)  On March 9, 2009, the Company’s Board of Directors appointed Eric E. Marin as Interim Chief Financial Officer of the Company.  Mr. Marin will serve in the capacity of Interim Chief Financial Officer beginning March 9, 2009 and will continue to serve until such time as his replacement is appointed.

Eric E. Marin is a 20 year veteran of the Management Consulting industry. Most recently Mr. Marin worked as a Vice President for a multi-million dollar consulting firm where he was responsible for assisting clients with technology and management consulting. Prior to this, Mr. Marin was a Partner for Accenture, a multi-billion dollar global consultancy, where he led management and IT consulting engagements. In both organizations, Mr. Marin built a track record of successfully implementing strategies, processes and technologies that helped clients reduce costs, create organizational efficiencies and increase profit margins.  Mr. Marin received a Masters of Business Administration degree from the University of Houston in 1992, and a Bachelor of Science degree in Computer Science from Texas A&M University in 1986.

(e)  On March 9, 2009, the  Company’s Board of Directors approved the Company’s acceptance of an engagement letter (the “Engagement Letter”) with Marin Management Services (“MMS”), pursuant to which MMS will provide the Company internal controls review, financial reports review, and internal control assessment report services.  In addition, the Engagement Letter provides that Eric E. Marin will serve as the Company’s Interim Chief Financial Officer beginning March 9, 2009.

Item 9.01   Financial Statements and Exhibits

(d)  Exhibits:

Exhibit No.	Exhibit Description

10.1	Engagement Letter, dated March 3, 2009, by and between Loreto Resources Corporation and Marin Management Services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loreto Resources Corporation

Date: March 23, 2009	By:	/s/ Luis F. Saenz
Name: Luis F. Saenz
Title: President